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                                                                   EXHIBIT 10.12


                              CONSULTING AGREEMENT
                                     BETWEEN
                               CETALON CORPORATION
                                       AND
                              THE WATLEY GROUP, LLC

     THIS AGREEMENT is entered into as of the 12th day of March 2001, by and among the following parties (hereinafter collectively referred to as the "Parties");

                             The Watley Group, LLC,
                     a California limited liability company

                                       AND

                   Cetalon Corporation, a Delaware corporation

                                    RECITALS

     Whereas, Cetalon Corporation (hereunder referred to as the "Company"), a Delaware corporation organized by principals of The Watley Group, LLC, (hereinafter referred to as "Watley"), directly or through its subsidiaries owns and operates health food and vitamin shops located in Sears stores in Canada and has an opportunity to expand the business in the United States, and the Company would like to finance this expansion;

                                       AND

     Whereas, Watley is a management consulting and advisory firm with management consulting and investment banking expertise and has relationships and contacts that will assist the Company in achieving its business plan and financing needs;

                                    AGREEMENT

     NOW THEREFORE, for good and valuable consideration , the Parties, intending legally to be bound, hereby agree as follows

                                    SERVICES

     1. Watley will arrange for Anthony Bryan to serve as Chairman of the Board of the Company for consideration equal to out-of-pocket expenses plus $10,000 per month paid directly to Anthony Bryan. This appointment will be subject to the approval of the Board of Directors of the Company.

     2. Watley will provide for no additional consideration John Bryan to serve as Chief Executive Officer of the Company. This appointment will be subject to the approval of the Board of Directors of the Company.

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     3. Wildly will conduct a two-day strategic planning seminar with the
Company's senior management and directors or consultants. This will be followed by the necessary market analysis to help validate the Company's chosen strategic plan operating strategy. This will provide Watley and the Company with the necessary documentation to communicate to new investors.

     4. Watley will advise and assist the Company in preparing and constantly updating a supporting Financial Plan designed to optimize value for the shareholders and for presentation to analysts and new Investors.

     5. Watley will advise and assist the Company to execute the resulting tactical plan by recommending to the Board of Directors the necessary organizational structure and assignment of responsibilities.

     6. Watley will advise and assist the Company to improve the Canadian operations in order to optimize value for the shareholders.

     7. Watley will act as management consultant to the Company during the period of this engagement.

     8. Watley will act as the exclusive investment banker to the Company during the period of this engagement. The period of exclusivity is cancelable at any time by either party with 60 days notice in writing.

     9. Watley will use its best efforts to raise up to $1,500,000 in an equity offering by the Company to be completed within 60 days from the date of this contract, with terms and conditions acceptable to, and subject to the approval of, the Board Directors of the Company. This financing is designed to fund Canadian and the initial US expansion.

     10. Watley will use its best efforts to raise up to an additional $3,000,000 in one or more equal offerings by the Company thereafter with terms and conditions acceptable to, and subject to the approval of, the Board of Directors of the Company. Watley will analyze and quantify alternative structures for equity and/or debt or equity-like structures that will meet the Company's growth plan in accordance to the strategic plan of the Company.

     11. Watley will help prepare and review the placement documents necessary to distribute to investors.

     12. Watley will manage the process of negotiations and find documentation leading up to the completion of any financing during the period of exclusivity referred to paragraph 7 above.

     13. If requested by the Company, Watley will advise and assist the Company in a search for acquisitions. Working closely with senior management and the Board of Directors, Watley will perform the search, the analysis, plan the financing, raise the necessary capital, and help negotiate the merger terms.

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     14. Watley will advise and recommend to the Company the optimum composition structure, and function of the Board of Directors, including designing optimum rules of corporate governance and Board committees.

     15. Watley will advise and recommend to the Company the optimum composition, structure, and function of the Board of Directors, including desiring optimum rules of corporate governance and Board committees.

     16. Watley will advise the Company on adequate D&O insurance to protect and indemnify the Owners and members of the Board. The Company will put into place a policy with not less than $5,000,000 of coverage unless otherwise agreed by the Board.

                      TERM, CONDITIONS, FEES, AND PAYMENTS

     17. This Agreement is subject to the final review and approval of the independent members of the Board of Directors that are not employees of Watley and shall be voted on by them at the first Board of Directors meeting.

     18. The initial term of this engagement is for l2 months, which term is hereby deemed to have commenced on the effective date of the 1129 Holding Inc.- The Watley Group, LLC, Consulting Agreement, February 7, 2001. This contract is automatically renewed for an additional 12-month term at the end of each year unless cancelled. The contract may only be cancelled after the initial 12-month term with 6 months notice.

     19. For the initial twelve-month period of the engagement, the Company will pay a management-consulting fee equal to $35,000 per month. After the initial twelve-month consulting period, if the engagement is extended by the Company, the Company will pay Watley a monthly management-consulting fee equal to $35,000 per month for consulting services during the period of such extension.

     20. As provided in paragraph 1 hereinabove and subject to such approvals contained thereto, the Company will pay out-pocket expenses plus $10,000 per month directly to Anthony Bryan as Chairman of the Company.

     21. Watley may be reimbursed for all out-of-pocket third-party legal, accounting, and research expenses incurred directly related to the completion of the Sears transaction immediately upon completion.

     22. Watley will also be reimbursed for any other authorized expenses. Watley expenses must be authorized in advance by the Company.

     23. Watley will be reimbursed for all third-party expenses approved by the Company. Third part, expenses must be authorized in advance by the Company.

     24. In regard to any equity or debt capital received by the Company during the term of this Agreement, the Company will pay Watley a cash consulting fee or finders' fee equal to ten percent (10%) of the first ten million dollars of aggregate gross proceeds received by the
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Company and seven and one-half percent (7.5%) of the aggregate gross proceeds received by the Company in excess of ten million dollars.

     25. If the Company requests Watley to negotiate with lenders or leasing companies, and the Company completes a transaction with such lenders or leasing companies, the Company will pay Watley a cash consulting fee or finders' fee equal to four percent (4%) of the first five million dollars borrowed by the Company and two and one-half percent (2.5%) of any amount over five million dollars borrowed or leased by the Company. This fee applies to borrowings during the term of this Agreement or within twelve months thereafter on any debt, subordinated debt, leasing facility, mezzanine debt, or any other debt facility. If warrants or other equity or equity-like structures are attached or included in a transaction with lenders, the Company will pay a fee equal to ten percent (10%) of the total amount of funds received by the Company for the equity or warrant portion only.

     26. The cash fees for "services" described in Section 24 above that relates to mergers and acquisitions will be five percent (5%) of the first $5,000,000 of total value of the transaction and two and one half percent of any amount above $5,000,000.

                           DISPUTES AND CONTROVERSIES

     27. The Parties agree that all disputes, claims, and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this paragraph; provided, however, that the arbitrator shall not be empowered to award punitive, exemplary or consequential damages.

     28. Any arbitration referred to in paragraph 26 above shall be held in Orange County, California in accordance with applicable law except as provided to the contrary hereunder. Such arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Court of Orange by a process mutually agreed upon by the parties.

     29. The parties shall mutually agree upon the date and location of the arbitration subject to the availability of the arbitrator, except that the arbitrator shall give not less than (30) days notice of the hearing unless the parties mutually agree to shorten time for notice.

     30. The parties shall be entitled to undertake discovery in the arbitration in accordance with California law. In conjunction with these processes, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery talked hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

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     31. The decision of the arbitrator appointed pursuant to this agreement shall be final and binding.

     32. The arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential and shall not be disclosed to any third party.

     33. The arbitrator may award to any prevailing party, as determined by the arbitrator, part or all of the prevailing party's costs and fees. "Cost and fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators fees, administrative fees, travel expenses, out-of-pocket expenses such as photocopy, telecopy and telephone charges, witness fees and attorneys' fees.

                                 CONFIDENTIALITY

     34. Watley acknowledges and agrees that it will receive and become aware of certain information which is proprietary to the Company, including, without limitation, prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, and other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the "Proprietary Information"). Notwithstanding the foregoing, the Proprietary Information shall not include any information which is generally known or becomes part of the public domain through no fault of Watley, or is required to be disclosed in the context of any administrative or judicial proceeding.

     35. Watley agrees that it will not, directly or indirectly, disclose any Proprietary Information to third parties, copy or use any Proprietary Information, or publish any Proprietary Information, except for the purpose of fulfilling its obligations to the Company.

                                 INDEMNIFICATION

     36. Except as may be prohibited by applicable law, the Company shall indemnify and hold harmless Watley including each member, Executive Committee member and officer thereof, their respective partners, officers, directors, shareholders and trustees and the partners, officers, directors, shareholders and trustees of such parties and in the discretion of the Executive Committee, may indemnify and hold harmless any Affiliate thereof, and any employee or agent of, or adviser to, each member, Executive Committee member and officer, and their respective Affiliates (such Persons, to the extent they are required to be indemnified hereunder or are provided indemnity hereunder by the Executive Committee, are herein collectively referred to as "Indemnified Parties") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of and nature (including reasonable attorneys' fees and expenses), judgments, fines, settlements and other amounts (collectively, the "Liabilities") arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, and arising out of or related to this agreement or the services to be provided by Watley under this Agreement without limitation, liabilities under
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California law if such Indemnified Party acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the interests office the Company, and, with respect to any criminal proceeding, did not in good faith believe its conduct was unlawful; provided, however, that such Indemnified Party shall not be indemnified against any such Liabilities and the Indemnified Party shall repay all amounts previously advanced by the Company pursuant hereto, that were caused by such Indemnified. Party's actual fraud, gross negligence or wanton or willful misconduct, unless the court in which such proceeding was brought shall determine the Indemnified Party is fairly and reasonably entitled to indemnify in which case such indemnification shall be provided only to the extent permitted by such court. Notwithstanding the foregoing, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in connection with any appeal therein, or in defense of any claim, issue or matter therein, the Company shall indemnify such Indemnified Party against the expenses, including, without limitation, reasonable attorneys' and accountants' fees and expenses, incurred by such Indemnified Party in connection therewith. The termination of any pending or threatened action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party did not satisfy standards indemnification set forth in this paragraph.

     37. Liabilities incurred by any Indemnified Party in defending any pending or threatened claim, demand, action, suite or proceeding shall, from time to time, be paid by the Company in advance of the final disposition or settlement of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amounts (or a proportionate share of such amounts determined in accordance with clause (c) of this paragraph if applicable) if it is ultimately determined that The Indemnified Party is not to be indemnified by The Company as provided in this agreement.

     38. If for any reason (other than the gross negligence or the wanton or willful misconduct or bed fish office Indemnified Party), the foregoing indemnification is unavailable to such Indemnified Party, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Party on the other hand, but also the relative fault of the Company and such Indemnified Party as well as any relevant equitable considerations.

     39. The indemnification (or contribution) and advancement of amounts provided by this agreement shall not be deemed exclusive of, but shall be in addition to, any other rights to which those persons seeking indemnification (or contribution) or advancement of amounts may otherwise be entitled and shall continue as to any Indemnified Party notwithstanding the dissolution or other cessation to exist of such Indemnified Party or the withdrawal, adjudication of bankruptcy or insolvency of such Indemnified Party, such Indemnified Party's no longer serving m the capacity entitling it to indemnification under the provisions of this agreement. or the termination of the Company.

     40. The advancement, indemnity and contribution obligations of the Company under this Agreement shall be in addition to any obligation which the Company may otherwise have,
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shall be binding upon and inure to the benefit of any successors assigns, heirs and personal representatives of the Company and each of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other party. The provisions of this paragraph shall survive any termination of this Agreement.

     41. This Agreement shall constitute the whole and entire agreement of the parties hereto with respect to the matters set forth herein and shall not be modified or amended in any respect.

     42. This Agreement is governed by and to be construed in accordance with the laws of the State of California without regard to conflict of laws principles.

      So Agreed:







      -------------------------------           ------------------------------
      Anthony J.A. Bryan Sr.                    A. John A. Bryan, Jr.
      Cetalon Corporation                       The Watley Group, LLC
      President                                 Chief Executive Officer